EXHIBIT 10.1
RESTRICTED STOCK UNITS AGREEMENT
(LTI Awards to Officers – Time-Based RSUs)

This Restricted Stock Units Agreement (this “Agreement”) is made and entered into on [●] (the “Grant Date”), pursuant to the Casey’s General Stores, Inc. 2025 Stock Incentive Plan (the “Plan”). The Compensation and Human Capital Committee (the “Committee”) has selected the party below (such party, the “Participant”) to receive the award described herein (the “Award”) of Restricted Stock Units, each of which represents the right to receive on the applicable settlement date (each a “Settlement Date”) one (1) share of the Common Stock, no par value (“Stock”) of Casey’s General Stores, Inc., an Iowa corporation (the “Company”), on the terms and conditions set forth below to which Participant accepts and agrees:

1.Award Granted. On the Grant Date, the Participant shall acquire, subject to the provisions of this Agreement, the number of Restricted Stock Units as specified below (the “Units”).

Participant:                [●]

Grant Date:                [●]

Number of Time-Based Units:    [●]

Vesting Dates:    Except as set forth below, 1/3 of the Units will vest on each of [●], [●], and [●].

Settlement Date:    Except as set forth below, the business day following the applicable Vesting Dates.

Each Unit represents a right to receive on a date determined in accordance with this Agreement one (1) share of Stock. This Award shall be governed by the terms of the Plan, which are incorporated herein by this reference. The Participant acknowledges having received and read a copy of the Plan. Capitalized terms not otherwise defined by this Agreement will have the meanings set forth in the Plan.

2.Dividend Equivalents. The Participant shall be entitled to dividend equivalents, which are the right to receive, for each Unit ultimately awarded to the Participant, a cash payment equal to the cash and the fair market value of stock dividends (determined as of the Settlement Date) paid to shareholders between the Grant Date and the applicable Vesting Dates. Dividend equivalents will be paid in cash if and to the extent the applicable vesting requirements have been met.

3.Vesting Requirements. Subject to the Participant’s continued employment through the applicable Vesting Dates and other conditions described herein, the Units will vest and become “Vested Units” in equal installments on each of [●], [●], and [●]. All awards shall be forfeited if the Participant’s employment with the Company terminates prior to the applicable

Vesting Dates, except as specifically provided below under the heading “Special Provisions Regarding Vesting of Awards” and “Effect of Change of Control on Award.”

4.Special Provisions Regarding Vesting of Awards. Notwithstanding the “Vesting Requirements” set forth above:

(a)    Retirement. If the Participant’s employment terminates by reason of retirement and (i) the sum of the Participant’s age and full years of service with the Company on the retirement date is 75 years or higher, or (ii) the Participant is at least 55 years of age with 10 full years of service as of the retirement date, the Units that otherwise would not be vested as of the date of termination shall not be forfeited and shall be payable on the Vest Date, as applicable, as described above.

(b)    Death/Disability. If the Participant’s employment terminates because of the death or disability of the Participant, other than within 24 months following a Change of Control, the Units that otherwise would not be vested as of the date of such termination shall become vested as of such date.

(c) Termination Due to Reduction in Force or Job Elimination. If the Participant’s employment terminates by reason of reduction in force or job elimination, other than within twenty-four (24) months following a Change in Control, the Units that otherwise would not be vested as of the date of termination, but which were scheduled to vest within twelve (12) months following the termination date, shall not forfeit and shall be payable on the Vesting Date, as applicable, as described above, with any remaining unvested Units forfeited.

5.    Effect of Change of Control on Award. In the event of a “Change of Control” (as defined in the Plan), the Units shall be treated in accordance with Article 15 of the Plan. The Plan provides that in the event of a Change of Control, unless otherwise provided for in the applicable award agreement or employment or other similar agreement, all Awards that are outstanding and unvested as of immediately prior to such Change of Control will remain outstanding and unvested. Provided however:

    (a)    If, however, within 24 months following the Change of Control, the Participant’s employment with the Company and its affiliates is terminated without “Cause” by the Company, for “Good Reason” by the Participant (each, as defined in the Plan) or as a result of the Participant’s death or disability, then as of the date of such termination, all Units that are unvested or still subject to restrictions or forfeiture will automatically be deemed vested, and all restrictions and forfeiture provisions will lapse.

    (b)    Furthermore, if, in connection with the Change of Control, no provision is made for assumption or continuation of the Units, or the substitution of such Units for new Awards covering shares of a successor corporation, in a manner that preserves the material terms and conditions of the Units, then as of the date of such Change of Control, all Units then held by the Participant will automatically be deemed vested, and all restrictions and forfeiture provisions will lapse.

Notwithstanding any provision herein to the contrary, including that the Settlement Date is the business day following the Vest Date, in the event that the Units become vested upon or in the event of a termination of employment following a Change of Control, the Units will be settled within five business days thereafter, provided that such Units shall not be settled until the earliest time permitted by Section 409A of the Code.

6.No Monetary Payment Required. The Participant is not required to make any monetary payment (other than applicable tax withholding, if any, subject to Section 9 of this Agreement) as a condition to receiving the Units, or shares of Stock issued upon settlement of the Units, the consideration for which shall be past services actually rendered and/or future services to be rendered to the Company or for its benefit.

7.Settlement of the Award.

(a)    Issuance of Shares of Stock. The Company shall issue to the Participant on the Settlement Date (that is, unless specified otherwise in Award Summary, the date on which the Units shall vest and become Vested Units) with respect to each Vested Unit to be settled on such date one (1) share of Stock. Shares of Stock issued in settlement of Units shall not be subject to any restriction on transfer other than any such restriction as may be required pursuant to Section 7(c) or Section 9 of this Agreement or the Company’s Insider Trading Policy. For purposes of this Agreement, “Insider Trading Policy” means the written policy of the Company pertaining to the sale, transfer or other disposition of the Company’s equity securities by members of the Board, officers or other employees who may possess material, non-public information regarding the Company, as in effect at the time of a disposition of any Stock.

(b)    Certificate Registration. A certificate for the shares as to which the Award is settled shall be registered in the name of the Participant, or, if applicable, in the names of the heirs of the Participant designated in writing by the Participant on forms approved by the Company for that purpose.

(c)    Restrictions on Grant of the Award and Issuance of Shares. The grant of the Award and issuance of shares of Stock upon settlement of the Award shall be subject to compliance with all applicable requirements of federal, state or foreign law with respect to such securities. No shares of Stock may be issued hereunder if the issuance of such shares would constitute a violation of any applicable federal, state or foreign securities laws, or any other law or regulation, or the requirements of any stock exchange or market system upon which the Stock may then be listed.

8.Restrictive Covenants.

(a)Work Product. Participant shall promptly disclose and assign to the Company all right, title, and interest in any invention, idea, or work (whether patentable or not or copyrightable or not) that is conceived or made (solely or jointly) by Participant during Participant’s employment and that (i) relates in any manner to the actual or reasonably anticipated business, research, or other activities of the Company, or (ii) is suggested by or results from any task assigned to or performed by Participant on behalf of the Company. Upon request, Participant shall execute instruments, including but not limited to a specific assignment of title to the Company or its subsidiaries, and take such other actions as the Company reasonably requests, to evidence, perfect, or enforce the Company’s rights in the foregoing in the United States and in other countries. If the Company is unable because of Participant’s mental or physical incapacity to secure Participant’s signature to apply for or to pursue any application for any United States or foreign letters patent or copyright registrations covering inventions and original works of authorship belonging to the Company hereunder, then Participant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Participant’s agent and attorney-in-fact to execute and file any such applications and to take any lawfully permitted actions to prosecute and obtain such letters patent or registrations, with the same legal force and effect as if executed by Participant. Participant hereby waives and quitclaims to the Company any and all claims of any nature that Participant may hereafter have for infringement of any patents or copyrights resulting from any such applications for letters patent or copyright registrations belonging to the Company hereunder.

(b)Definition of Confidential Information. “Confidential Information” means the Company’s information, knowledge, inventions, discoveries, ideas, research, methods, practices, processes, systems, formulae, designs, concepts, products, projects, improvements and developments that have unique and special value to the Company, and that are not generally known to the public or its competitors. Confidential Information includes, without limitation: (i) trade secrets, as defined by law; (ii) information relating to possible store locations or acquisitions, current or possible new products or services to be offered for sale in the Company’s stores, operating methods or procedures used in the business of the Company, in each case, that are not generally known to the public, other than as a result of Participant’s breach of this Agreement; (iii) financial condition, profits, and indebtedness of the Company; (iv) people and entities with whom the Company has existing or prospective business and employment relationships and information the Company has or may receive regarding those relationships, in each case, that are not generally known to the public, other than as a result of Participant’s breach of this Agreement; (v) information the Company has received from others that carries an obligation to treat it as confidential or proprietary; and (vi) other matters or details not otherwise publicly disclosed, including disclosures in the Company’s filings with the U.S. Securities and Exchange Commission (“SEC”) whether in the form of memoranda, reports, computer software and data banks, customer lists, employee lists, books, records, financial statements, manuals, papers, contracts or strategic plans.

(c)Acknowledgement of Confidential Information and Proprietary Rights. Participant acknowledges that the Company competes with other organizations that may be located in states in which the Company does business. Participant further acknowledges that the Company has developed, at substantial time and expense, a body of Confidential Information and that Participant has had and will have access to Confidential Information in connection with services performed for the Company. Participant acknowledges that Confidential Information is and will remain the sole and exclusive property of the Company and that the Company has legitimate proprietary interests in protecting the confidentiality of Confidential Information.

(d)Confidentiality and Non-Disclosure Obligations. Participant shall hold all Confidential Information in a fiduciary capacity for the benefit of the Company or any of its subsidiaries, and their respective businesses. Participant shall use the utmost care to safeguard the Confidential Information and shall use such information solely as necessary in the proper performance of Participant’s duties for the Company. Except as directed or authorized by the Company, or as required by a validly issued court order or administrative subpoena, Participant shall not Disclose any Confidential Information. For purposes of this provision, “Disclose” shall mean to directly or indirectly divulge, convey, reproduce, summarize, reformat, show, discuss, use, or tangibly possess in verbal, written, or electronic form, the Confidential Information. Participant shall not copy, reproduce, or remove any documents, data, or other materials containing Confidential Information except as necessary for the performance of Participant’s duties. Upon the Company’s request and upon separation of employment (for any reason), Participant shall promptly return any and all Confidential Information in Participant’s possession, custody, or control and all Company property, including, without limitation, keys, passwords, access credentials, identification cards, credit cards, computers, mobile devices, storage media, documents and all copies thereof in any form. Following such separation, Participant shall not Disclose any Confidential Information except to the extent authorized in writing by the Company, as required by a validly issued court order or administrative subpoena, or as set forth in subsection (h) or (i) below.

(e)Non-Solicitation. Participant acknowledges that Confidential Information includes information regarding the Company’s personnel (including, without limitation, information about salaries, duties, qualifications, performance levels, and terms of compensation of other employees), customers and suppliers. Participant agrees that during Participant’s employment with the Company and during the Restricted Period following the separation of Participant’s employment for any reason, Participant shall not directly or indirectly (such as by providing information or assistance to any other person or entity) (i) encourage any person who was an employee of the Company during the time Participant was employed by the Company to leave the employ of the Company, or (ii) interfere with, disrupt or attempt to disrupt, any existing relationship, contractual or otherwise, between the Company, its subsidiaries or affiliated entities, and any customer, client, supplier or agent of the Company.

(f)Non-Competition. During Participant’s employment with the Company and during the Restricted Period following the separation of Participant’s employment for any reason, Participant shall not, directly or indirectly, own, manage, operate, control or be employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to any person, firm, corporation or other entity, in whatever form, that is a competitor of the Company without the prior written consent of the Company, which may be granted or withheld by the Company in its sole and absolute discretion. Notwithstanding the foregoing, nothing herein shall prohibit Participant from owning not more than 2% of the equity securities of a publicly traded corporation engaged in a business that is a competitor of the Company or any of its subsidiaries, so long as the Participant (i) has no active participation in the business of such corporation and (ii) is not a controlling person of, or a member of a group which controls, such publicly traded corporation. For purposes of this Section

8(f), the word “competitor” means any person or entity engaged, directly or indirectly through a subsidiary or affiliate, in the business of operating retail “convenience stores,” gasoline stations, travel plazas or other vehicle fuel outlets, or “quick serve” pizza restaurants or other “fast food” pizza outlets, in each case, in two or more states, at least one of which is a state in which the Company has operations or that Participant knows is a state in which the Company is actively considering the establishment of operations.

(g)Restricted Period. For purposes of this Section 8, the “Restricted Period” means (i) twelve (12) months following separation of Participant’s employment for any reason if Participant is a Vice President of the Company, and (ii) eighteen (18) months following separation of Participant’s employment for any reason if Participant is a Senior Vice President or a non-CEO Chief Officer of the Company.

(h)Protected Whistleblower Activity. Nothing in this Agreement is intended to limit or restrict, or shall be interpreted to limit or restrict, Participant from exercising any rights under applicable law, including any legally protected whistleblower rights (including pursuant to Section 21F of the Securities Exchange Act of 1934 (“Section 21F”)) or from receiving an award for information provided to any governmental agency. Without limiting the foregoing, nothing in this Agreement prohibits Participant from: (i) filing and, as provided for under Section 21F, maintaining the confidentiality of a claim with the SEC; (ii) providing Confidential Information to the SEC, or providing the SEC with information that would otherwise violate this Section 8, to the extent permitted by Section 21F; (iii) cooperating, participating or assisting in an SEC investigation or proceeding without notifying the Company; or (iv) receiving a monetary award as set forth in Section 21F.

(i)Defend Trade Secrets Act. Participant further acknowledges that, pursuant to the Defend Trade Secrets Act, (i) Participant will not be held criminally or civilly liable under federal or state trade secret law for the disclosure of a trade secret that is made (A) in confidence to a federal, state, or local government official, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (B) in a complaint or other document filed under seal in a lawsuit or other proceeding; and (ii) if Participant files a lawsuit for retaliation for reporting a suspected violation of law, Participant may disclose the trade secret to Participant’s attorney and use the trade secret information in the proceeding, provided that any filing containing the trade secret is made under seal and the trade secret is not otherwise disclosed except as permitted by court order.

(j)Post-Separation Cooperation. Upon separation of Participant’s employment with the Company for any reason, Participant shall reasonably cooperate with and respond to the Company’s reasonable requests for information or assistance relating to (i) services performed by Participant for the Company or its subsidiaries or affiliates, or (ii) matters of which Participant has knowledge arising during Participant’s employment, including investigations, administrative proceedings, and litigation relating to matters occurring prior to separation. Such cooperation may include making Participant available for interviews and testimony, at reasonable times and upon reasonable notice, as requested by the Company. The Company shall reimburse Participant for reasonable, documented out-of-pocket expenses incurred in connection with such cooperation. The Company shall use commercially reasonable efforts to schedule any interviews or testimony so as not to unreasonably interfere with Participant’s subsequent employment. Nothing in this subsection requires or is intended to provide payment in exchange for particular testimony. Participant agrees to provide good-faith assistance and truthful information.

(k)Restrictions on Assisting Third-Party Claims. Following separation of Participant’s employment for any reason, Participant shall not knowingly encourage, counsel, or assist any attorney or other person in the presentation or prosecution of any dispute, grievance, claim, charge, or complaint by any third party against the Company or its subsidiaries, except in response to a request from, or in connection with an inquiry, investigation, or proceeding by, a law enforcement authority or authorized regulatory agency of the United States or any state or local government. If Participant is subpoenaed or otherwise required by law to provide testimony or information in any matter relating to Participant’s employment with the Company or its subsidiaries, Participant shall, to the extent reasonably practicable and permitted by applicable law, provide prompt notice to the Company and reasonably cooperate with the Company’s efforts to seek protective treatment or to contest the request. Participant shall inform the requesting party of Participant’s confidentiality obligations under this Agreement (and any other applicable agreements) and shall continue to comply with such obligations to the extent permitted by law.

(l)Injunctive Relief. Participant agrees that the remedy at law for any breach or threatened breach of any covenant contained in this Section 8 may be inadequate and that the Company, in addition to such other remedies as may be available to it, in law or in equity, shall be entitled to injunctive relief without bond or other security.

(m)Consideration; Reasonableness. Participant acknowledges and agrees that the covenants and restrictions set forth in this Section 8 are supported by good and valuable consideration, including, without limitation, the grant of the Award pursuant to this Agreement and Participant’s continued participation in the Company’s equity incentive program, the sufficiency of which is hereby acknowledged. Participant further acknowledges that such covenants and restrictions are reasonable in scope and necessary to protect the legitimate business interests of the Company.

(n)Forfeiture of Equity and Benefits Upon Breach. In addition to any other remedies available to the Company, upon any breach by Participant of this Section 8, Participant shall forfeit without payment all outstanding equity awards held by Participant and any unpaid portion of any severance pay and/or benefits continuation payments.

(o)Survival of Covenants. The covenants and obligations in this Section 8 shall survive the expiration or separation of Participant’s employment and shall remain in effect for the periods specified herein, as applicable.

9.Tax Matters.

(a)    Tax Withholding in General. At the time this Agreement is executed, or at any time thereafter as requested by the Company, the Participant hereby authorizes withholding from any payroll and other amounts payable to the Participant, and otherwise agrees to make adequate provision for, any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company, if any, which arise in connection with the Award or the issuance of shares of Stock in settlement thereof. The Company shall have no obligation to deliver shares of Stock until the tax withholding obligations of the Company have been satisfied by the Participant.
(b)    Assignment of Sale Proceeds; Payment of Tax Withholding by Check. Subject to compliance with applicable law and the Company’s Insider Trading Policy, the Participant shall satisfy the Company’s tax withholding obligations in accordance with procedures established by the Company providing for delivery by the Participant to the Company or a broker approved by the Company of properly executed instructions, in a form approved by the Company, providing for the assignment to the Company of the proceeds of a sale with respect to some or all of the shares being acquired upon settlement of Units. Notwithstanding the foregoing, the Participant may elect to pay by check the amount of the Company’s tax withholding obligations arising on any Settlement Date by delivering written notice of such election to the Company on a form specified by the Company for this purpose at least thirty (30) days (or such other period established by the Company) prior to such Settlement Date. By making such election, the Participant agrees to deliver a check for the full amount of the required tax withholding to the Company on or before the third business day following the Settlement Date. If the Participant elects to pay the required tax withholding by check but fails to make such payment as required by the preceding sentence, the Company is hereby authorized, in its discretion, to satisfy the tax withholding obligations through any other means authorized by this Section 9, including by effecting a sale of some or all of the shares being acquired upon settlement of Units, withholding from payroll and any other amounts payable to the Participant, or by withholding shares in accordance with Section 9(c) of this Agreement.

(c)    Withholding in Shares. The Company may, in its discretion, permit or require the Participant to satisfy all or any portion of the Company’s tax withholding obligations by deducting from the shares of Stock otherwise deliverable to the Participant in settlement of the Award a number of whole shares having a Fair Market Value, as of the date on which the tax withholding obligations arise, that the Company determines is up to the maximum amount that the Company is permitted by applicable law to withhold in respect of federal, state and local taxes, domestic or foreign, arising in connection with the Award or the issuance of shares of Stock in settlement thereof.

10.Adjustments for Changes in Capital Structure. The Award shall be subject to adjustment in accordance with Section 4.3 of the Plan.

11.Rights as a Stockholder. The Participant shall have no rights as a stockholder with respect to any shares which may be issued in settlement of this Award until the Participant becomes the record holder of the shares of Stock underlying the Award. No adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date such certificate is issued, except as provided in Section 4.3 of the Plan.

12.Legends. The Company may at any time place legends referencing any applicable federal, state or foreign securities law restrictions on all certificates representing shares of Stock issued pursuant to this Agreement.

13.Delivery of Documents and Notices. Any document relating to participation in the Plan or any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given (except to the extent that this Agreement provides for effectiveness only upon actual receipt of such notice) upon personal delivery, electronic delivery at the e-mail address, if any, provided for the Participant by the Company, or upon deposit in the U.S. Post Office or foreign postal service, by registered or certified mail, or with a nationally recognized overnight courier service, with postage and fees prepaid, addressed to the other party at the address shown below that party’s signature to the Notice or at such other address as such party may designate in writing from time to time to the other party.

14.Clawback. The Company shall seek recovery of any benefits provided hereunder to the Participant if such recovery is required by any clawback policy adopted by the Company, which may be amended from time to time, including, but not limited to, any clawback policy adopted to satisfy the minimum clawback requirements adopted under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the regulations thereunder or any other applicable law. The Company reserves the right, without Participant’s consent, to adopt any such clawback policy, including, but not limited to, such clawback policies applicable to this Agreement with retroactive effect.

15.Miscellaneous Provisions.

(a)    Termination or Amendment. The Committee may terminate or amend the Plan or this Agreement at any time; provided, however, that (i) no such termination or amendment may materially impair the rights of a Participant under this Agreement without the consent of the Participant unless such termination or amendment is necessary to comply with applicable law, tax rules, stock exchange rules or accounting rules or the Company deems such termination or amendment to be necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code, and (ii) no such amendment may alter or accelerate the time or form of distributions in violation of Section 409A of the Code, if applicable, including, without limitation, any amendment that would violate the provisions of Section 409A of the Code requiring that any amendment to extend the issuance of any shares of Stock after the Settlement Date may not take effect until at least twelve (12) months after the date on which the new election is made, and, if the new election relates to a payment for a reason other than the death or disability of the Participant, the new election must provide for the deferral of issuance of such shares of Stock for a period of at least five (5) years from the Settlement Date such issuance of shares of Stock would otherwise have been made. No amendment or addition to this Agreement shall be effective unless in writing.

(b)    Non-Transferability of the Award. Prior to the issuance of shares of Stock on the applicable Settlement Date, neither this Award nor any Units subject to this Award shall be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution. All rights with respect to the Award shall be exercisable during the Participant’s lifetime only by the Participant or the Participant’s guardian or legal representative.

(c)    Further Instruments. The parties hereto agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.

(d)    Binding Effect. This Agreement shall inure to the benefit of the successors and assigns of the Company and, subject to the restrictions on transfer set forth herein, be binding upon the Participant and the Participant’s heirs, executors, administrators, successors and assigns.

(e)    Integrated Agreement. This Agreement, the Plan and the Award Summary, together with any service or other agreement between the Participant and the Company referring to the Award, shall constitute the entire understanding and agreement of the Participant and the Company with respect to the subject matter contained herein or therein and supersedes any prior agreements, understandings, restrictions, representations, or warranties among the Participant and the Company with respect to such subject matter other than those as set forth or provided for herein or therein. To the extent contemplated herein or therein, the provisions of this Agreement shall survive any settlement of the Award and shall remain in full force and effect. In the event of a conflict between any provision of this Agreement, including the Award Summary, and the Plan, the provisions of the Plan will control.

(f)    Severability and Judicial Modification. The provisions of this Agreement are intended to be severable and enforceable to the fullest extent permitted by applicable law. Should any term, covenant, provision, paragraph or condition of this Agreement be held invalid or illegal, such invalidity or illegality shall not invalidate the whole Agreement, which shall remain in full force and effect. Without limiting the foregoing, with respect to the covenants and restrictions set forth in Section 8, the court is authorized and empowered to modify such covenant or restriction (including its duration, scope, or geographic area) to the extent necessary to render it enforceable and to effect the Parties’ intent, and such covenant or restriction shall be enforced as so modified.

(g)    Applicable Law; Jurisdiction. This Agreement and any disputes arising hereunder or related hereto shall be governed by, and for all purposes shall be construed in accordance with, the laws of the State of Iowa, without regard to the principles or rules of conflict of laws thereof.  Any legal action, suit or proceeding against either Party arising out of or in connection with this Agreement or disputes relating hereto shall be brought exclusively in the United States District Court for the Southern District of Iowa or, if such court does not have subject matter jurisdiction, the state courts of Iowa located in Des Moines, Iowa.  The Parties hereby consent and agree to submit to the jurisdiction of the State of Iowa for purposes of enforcing or interpreting this Agreement.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year set forth above.

CASEY’S GENERAL STORES, INC.:

By:    __________________________
    Darren M. Rebelez
President and Chief Executive Officer

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